Exhibit 99.1

Date:	October 18, 2012	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:	James M. Farrell

HUBBELL REPORTS THIRD QUARTER RESULTS;

NET SALES OF $789.7 MILLION AND EARNINGS PER DILUTED SHARE OF $1.45

SHELTON, CT. (October 18, 2012) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2012.

Net sales in the third quarter of 2012 were $789.7 million, an increase of 3% compared to the $764.3 million reported in the third quarter of 2011. Operating income was $135.1 million, or 17.1% of net sales, compared to $125.3 million, or 16.4% of net sales, for the comparable period of 2011. Net income in the third quarter of 2012 was $87.1 million versus $82.4 million reported in the third quarter of 2011. Earnings per diluted share were $1.45 in the third quarter of 2012 compared to $1.37 reported in the third quarter of 2011. Free cash flow (defined as cash flow from operations less capital expenditures) was $77.1 million in the third quarter of 2012 versus $90.6 million reported in the comparable period of 2011.

For the first nine months of 2012 net sales were $2.3 billion, an increase of 8% compared to the same period last year. Operating income was $361.3 million, or 15.8% of net sales, compared to $314.0 million, or 14.7% of net sales, for the comparable period of 2011. Net income in the first nine months of 2012 was $227.8 million, an increase of 15% compared to the $197.9 million reported in the first nine months of 2011. Earnings per diluted share were $3.80, or 17% above the $3.25 reported for the comparable period of 2011. Free cash flow was $160.7 million compared to $175.9 million reported in the first nine months of 2011.

OPERATIONS REVIEW

Timothy H. Powers, Chairman and Chief Executive Officer said “I am very pleased with our third quarter results. Despite a challenging macro environment, our sales increased 3% due to higher organic growth. Acquisitions added two percentage points to our sales growth in the quarter and were essentially offset by unfavorable foreign currency rates. We also expanded our operating margin to 17.1%, 70 basis points above the third quarter of 2011 with both our Electrical and Power segments contributing.

“Looking at our end markets, we experienced a slower economy than anticipated during the third quarter. The U.S. non-residential new construction market appeared to get weaker and we have yet to see any meaningful improvement in this area. Renovation and relight projects, including LED fixtures, continued to grow in the quarter. Our other construction related end market, residential, also showed improvement. North American electrical utility demand increased due to the strength of transmission projects while international and construction markets weakened. Industrial demand was mixed with continued higher growth in the energy related industries while our MRO related industrial businesses slowed.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on third quarter results in 2012 and 2011.

Electrical segment net sales in the third quarter of 2012 increased 5% to $551.8 million compared to $526.6 million reported in the third quarter of 2011. The sales increase was led by higher demand in the energy and residential markets. Acquisitions added 3% to sales in the quarter while the impact of unfavorable foreign exchange rates reduced sales by 2%. Compared to the third quarter of 2011, operating income increased 11% to $90.7 million, or 16.4% of net sales. The increase in operating income was primarily due to price realization and lower commodity costs. These benefits were partially offset by higher costs, including pension and benefit related expenses, in excess of productivity improvements.

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Hubbell’s Power segment net sales in the third quarter of 2012 were $237.9 million compared to $237.7 million reported in the third quarter of 2011. The sales were essentially flat as higher levels of transmission spending were offset by weaker demand in the international and construction markets. In addition, unfavorable foreign exchange rates reduced sales by 2%. Compared to the third quarter of 2011, operating income increased 1% to $44.4 million, or 18.7% of net sales. The slight increase in operating income was primarily due to price realization and productivity improvements in excess of cost increases.

SUMMARY & OUTLOOK

Mr. Powers commented “Looking at the remainder of 2012, we remain on track to deliver another year of record results despite macro economic uncertainty. For the full year 2012, we now expect net sales to increase by approximately 6% and operating margins to expand by approximately 70 basis points.”

Mr. Powers concluded “Looking ahead to 2013, third party forecasts for our end markets have recently moderated but still point to modest growth for next year. However, we remain cautious given the uncertainty surrounding the upcoming elections, potential U.S. fiscal cliff and some recent weakness in the global market. Given this level of near term uncertainty, we expect to provide a more detailed outlook on our next scheduled conference call in January. We are more optimistic with the medium to long term outlook. We expect a more meaningful and sustainable recovery in the construction markets which remain at or near trough levels. Those markets represent approximately fifty percent of our overall sales and we are well positioned to participate in that recovery. We also expect to benefit from growth trends in the energy related markets as well transmission project spending. We plan to remain active on the acquisition front looking across our portfolio for opportunities to extend our brands and value to our customers. From a profitability perspective, our objective remains to continue expanding operating margin. We plan to accomplish this through both higher volumes, including new product introductions, as well as continued efforts and focus on productivity improvements throughout the organization.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2011.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net Sales	$789.7	$764.3	$2,291.9	$2,131.6
Cost of goods sold	521.2	512.0	1,529.5	1,444.2

Gross Profit	268.5	252.3	762.4	687.4
Selling & administrative expenses	133.4	127.0	401.1	373.4

Operating income	135.1	125.3	361.3	314.0
Operating income as a % of Net sales	17.1%	16.4%	15.8%	14.7%
Interest expense, net	(7.2)	(7.3)	(21.5)	(22.3)
Other income (expense), net	1.1	—	(0.1)	(3.8)

Total other expense, net	(6.1)	(7.3)	(21.6)	(26.1)
Income before income taxes	129.0	118.0	339.7	287.9
Provision for income taxes	41.4	34.7	110.5	88.2

Net income	$87.6	$83.3	$229.2	$199.7
Less: Net income attributable to noncontrolling interest	0.5	0.9	1.4	1.8

Net income attributable to Hubbell	$87.1	$82.4	$227.8	$197.9

Earnings Per Share:
Basic	$1.47	$1.38	$3.84	$3.29
Diluted	$1.45	$1.37	$3.80	$3.25
Cash dividends per common share	$0.41	$0.38	$1.23	$1.14

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	September 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$605.6	$569.6
Short-term investments	9.0	12.8
Accounts receivable, net	468.6	394.3
Inventories, net	356.3	318.3
Deferred taxes and other	53.1	58.5

TOTAL CURRENT ASSETS	1,492.6	1,353.5

Property, plant and equipment, net	356.9	359.6
Investments	38.0	42.0
Goodwill	742.4	727.3
Intangible assets, net	280.6	269.5
Other long-term assets	61.8	94.6

TOTAL ASSETS	$2,972.3	$2,846.5

LIABILITIES AND EQUITY

Short-term debt	$0.2	$2.9
Accounts payable	220.0	215.7
Accrued salaries, wages and employee benefits	67.1	71.1
Accrued insurance	43.3	46.2
Dividends payable	24.3	22.5
Other accrued liabilities	138.1	133.7

TOTAL CURRENT LIABILITIES	493.0	492.1

Long-term debt	596.6	596.3
Other non-current liabilities	264.1	284.6

TOTAL LIABILITIES	1,353.7	1,373.0
Hubbell Shareholders’ Equity	1,612.5	1,467.8
Noncontrolling interest	6.1	5.7

TOTAL EQUITY	1,618.6	1,473.5

TOTAL LIABILITIES AND EQUITY	$2,972.3	$2,846.5

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Nine Months Ended September 30
	2012	2011
Cash Flows From Operating Activities
Net income attributable to Hubbell	$227.8	$197.9
Depreciation and amortization	49.2	51.7
Stock-based compensation expense	8.0	7.7
Deferred income taxes	16.0	14.5
Changes in working capital	(98.0)	(60.2)
Contributions to defined benefit pension plans	(22.0)	(2.1)
Other, net	11.0	7.7

Net cash provided by operating activities	192.0	217.2

Cash Flows From Investing Activities
Capital expenditures	(31.3)	(41.3)
Acquisition of businesses, net of cash acquired	(53.0)	—
Net change in investments	8.7	(5.8)
Other, net	13.7	5.5

Net cash used in investing activities	(61.9)	(41.6)

Cash Flows From Financing Activities
Short-term debt borrowings, net	(2.7)	0.6
Payment of dividends	(71.3)	(67.7)
Repurchase of common shares	(55.6)	(137.7)
Proceeds from exercise of stock options	21.4	17.2
Other, net	10.7	3.4

Net cash used in financing activities	(97.5)	(184.2)

Effect of foreign exchange rate changes on cash and cash equivalents	3.4	(0.3)

Increase (decrease) in cash and cash equivalents	36.0	(8.9)
Cash and cash equivalents
Beginning of period	569.6	520.7

End of period	$605.6	$511.8

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Net Sales
Electrical	$551.8	$526.6	$1,593.2	$1,490.6
Power	237.9	237.7	698.7	641.0

Total Net Sales	$789.7	$764.3	$2,291.9	$2,131.6

Operating Income
Electrical	$90.7	$81.5	$235.7	$208.3
Power	44.4	43.8	125.6	105.7

Total Operating Income	$135.1	$125.3	$361.3	$314.0

Operating Income as a % of Net Sales
Electrical	16.4%	15.5%	14.8%	14.0%
Power	18.7%	18.4%	18.0%	16.5%
Total	17.1%	16.4%	15.8%	14.7%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Numerator:
Net income attributable to Hubbell	$87.1	$82.4	$227.8	$197.9
Less: Earnings allocated to participating securities	0.3	0.2	0.8	0.7

Net income available to common shareholders	$86.8	$82.2	$227.0	$197.2

Denominator:
Average number of common shares outstanding	59.1	59.3	59.2	59.9
Potential dilutive shares	0.6	0.6	0.6	0.7

Average number of diluted shares outstanding	59.7	59.9	59.8	60.6

Earnings per Share:
Basic	$1.47	$1.38	$3.84	$3.29
Diluted	$1.45	$1.37	$3.80	$3.25

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2012	December 31, 2011
Total Debt	$596.8	$599.2
Total Hubbell’s Shareholders’ Equity	1,612.5	1,467.8

Total Capital	$2,209.3	$2,067.0

Total Debt to Total Capital	27%	29%

Total Debt	$596.8	$599.2
Less: Cash and cash equivalents	(605.6)	(569.6)
Investments	(47.0)	(54.8)

Net Debt	$(55.8)	$(25.2)

Net Debt to Total Capital	(3%)	(1%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Nine Months Ended September 30
	2012	2011
Net cash provided by operating activities	$192.0	$217.2
Less: Capital Expenditures	(31.3)	(41.3)

Free cash flow	$160.7	$175.9

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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